                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*

                         Capstone Turbine Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  14067D 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)


                                 Page 1 of 28
                           Exhibit Index on Page 24

------------------------                                ----------------------
CUSIP NO. 14067D 10 2                 13G                Page 2 of 28 Pages
------------------------                                ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund IV L.P. ("SR IV")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          2,273,598 shares, except that SRB Associates IV L.P.
                          ("SRB IV"), the general partner of SR IV, may be
     NUMBER OF            deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"),
       SHARES             John V. Jaggers ("Jaggers"), Charles H. Phipps
                          ("Phipps") and Jennifer Gill Roberts ("Roberts"),
   BENEFICIALLY           the general partners of SRB IV, may be deemed to
                          have shared power to vote these shares.
     OWNED BY       ----------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6.

    REPORTING             See response to row 5.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               2,273,598 shares, except that SRB Associates IV L.P.
                          ("SRB IV"), the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"),
                          John V. Jaggers ("Jaggers"), Charles H. Phipps
                          ("Phipps") and Jennifer Gill Roberts ("Roberts"), the
                          general partners of SRB IV, may be deemed to have
                          shared power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,273,598
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      3.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

---------------------------------------               --------------------------
  CUSIP NO. 14067D 10 2                    13G             Page 3 of 28 Pages
---------------------------------------               --------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates IV L.P. ("SRB IV")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          2,273,598 shares, all of which are directly owned by
                          SR IV. SRB IV, the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
                          Bayless, Dow Jaggers, Phipps and Roberts, the general
     NUMBER OF            partners of SRB IV, may be deemed to have shared power
                          to vote these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             2,273,598 shares, all of which are directly owned by
                          SR IV. SRB IV, the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
                          Bayless, Dow Jaggers, Phipps and Roberts, the general
                          partners of SRB IV, may be deemed to have shared power
                          to vote these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,273,598
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      3.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

      PN
------------------------------------------------------------------------------

---------------------------------------               --------------------------
  CUSIP NO. 14067D 10 2                    13G             Page 4 of 28 Pages
---------------------------------------               --------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Sevin Rosen Fund V L.P. ("SR V")
                Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          655,595 shares, except that SRB Associates V L.P. ("SRB V"), the general partner of SR V, may be deemed to have sole power to vote these shares, and Jon W. Bayless ("Bayless"), Stephen L. Domenik ("Domenik"), Stephen M. Dow ("Dow"), John V. Jaggers ("Jaggers"), Charles H. Phipps ("Phipps") and Jennifer Gill Roberts ("Roberts"), the general partners of SRB V, may be deemed to have shared power to vote these shares.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             655,595 shares, except that SRB V, the general partner
                          of SR V, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      655,595

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------                      --------------------------
  CUSIP NO. 1406D 10 2                 13G                  Page 5 of 28 Pages
------------------------------                      --------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen V Affiliates Fund L.P. ("SR V A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            34,613 shares, except that SRB V, the general
                          partner of SR V A, may be deemed to have sole power
                          to vote these shares, and Bayless Domenik, Dow,
      SHARES              Jaggers, Phipps and Roberts, the general partners
                          of SRB V,  may be deemed to have shared power to
                          dispose of these shares.
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6.

                          See response to row 5.
    OWNED BY       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
       EACH               34,613 shares, except that SRB V, the general
                          partner of SR V A, may be deemed to have sole power
                          to vote these shares, and Bayless Domenik, Dow,
    REPORTING             Jaggers, Phipps and Roberts, the general partners
                          of SRB V,  may be deemed to have shared power to
                          dispose of these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      34,613
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

---------------------------------            ---------------------------------
  CUSIP NO. 14067D 10 2                13G                  Page 6 of 28 Pages
---------------------------------            ---------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates V L.P. ("SRB V")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            690,208 shares, of which 655,595 are directly owned
                          by SR V  and 34,613 are directly owned by SR V A.
                          SRB V, the general partner of SR V and SR V A, may
                          be deemed to have sole power to vote these shares,
      SHARES              and Bayless, Domenik, Dow, Jaggers, Phipps and
                          Roberts, the general partners of SRB V, may be deemed
                          to have shared power to vote these shares.
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
    OWNED BY
                          See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      EACH           7.
                          690,208 shares, of which 655,595 are directly owned
                          by SR V and 34,613 are directly owned by SR V A.
                          SRB V, the general partner of SR V and SR V A, may
    REPORTING             be deemed to have sole power to dispose of these
                          shares, and Bayless, Domenik, Dow, Jaggers, Phipps
                          and Roberts,  the general partners of SRB V, may be
      PERSON              deemed to have shared power to dispose of these
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      690,208
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

---------------------------------            ---------------------------------
  CUSIP NO. 1406D 10 2                13G                   Page 7 of 28 Pages
---------------------------------            ---------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Sevin Rosen Fund VII L.P. ("SR VII")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            975,509 shares, except that SRB Associates VII L.P.
                          ("SRB VII"), the general partner of SR VII, may be
                          deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen L. Domenik,
                          ("Domenik"), Stephen M. Dow ("Dow"), John V. Jaggers,
                          ("Jaggers"), Jackie R. Kimzey ("Kimzey"), Charles
                          H. Phipps ("Phipps"), Jennifer Gill Roberts
                          ("Roberts") and David A. Shirgley ("Shirgley"),
                          the general partners of SRB VII, may be deemed to
                          have shared power to dispose of these shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             975,509 shares, except that SRB VII, the general
                          partner of SR VII, may be deemed to have sole
                          power to vote these shares, and Bayless Domenik,
                          Dow, Jaggers, Kimzey, Phipps, Roberts and Shirgley,
                          the general partners of SRB VII, may be deemed to
                          have shared power to dispose of these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      975,509
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      1.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 10 2                   13G             Page 8 of 28 Pages
--------------------------------                    ----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Sevin Rosen VII Affiliates Fund L.P. ("SR VII A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            37,441 shares, except that SRB VII, the general
                          partner of SR VII A, may be deemed to have sole power
                          to vote these shares, and Bayless, Domenik, Dow,
      SHARES              Jaggers, Kimzey, Phipps, Roberts and Shrigley, the
                          general partners of SRB VII, may be deemed to have
                          shared power to vote these shares.
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.

     OWNED BY             See response to row 5.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
       EACH               37,441 shares, except that SRB VII, the general
                          partner of SR VII, may be deemed to have sole power to
                          vote these shares, and Bayless, Domenik, Dow, Jaggers,
    REPORTING             Kimzey, Phipps, Roberts and Shrigley, the general
                          partners of SRB VII, may be deemed to have shared
                          power to dispose of these shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      37,441
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 10 2                   13G             Page 9 of 28 Pages
--------------------------------                    ----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates VII L.P. ("SRB VII")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
                          1,012,950 shares, of which 975,509 are directly owned by SR VII and 37,441 are directly owned by SR VII A. SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to vote these shares.
     NUMBER OF       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
      SHARES

   BENEFICIALLY           See response to row 5.
                     -----------------------------------------------------------
     OWNED BY             SOLE DISPOSITIVE POWER
                     7.
       EACH               1,012,950 shares, of which 975,509 are directly owned
                          by SR VII and 37,441 are directly owned by SR VII A.
    REPORTING             SRB VII, the general partner of SR VII and SR VII A,
                          may be deemed to have sole power to dispose of these
      PERSON              shares, and Bayless, Domenik, Dow, Jaggers, Kimzey,
                          Phipps, Roberts and Shrigley, the general partners of
                          SRB VII, may be deemed to have shared power to dispose
                          of these shares.
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,012,950
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 10 2                  13G             Page 10 of 28 Pages
--------------------------------                    ----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jon W. Bayless ("Bayless")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

                          3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
                          34,613 are directly owned by SR V A, 975,509 are
                          directly owned by SR VII and 37,441 are directly owned
                          by SR VII A. Bayless is a general partner of SRB IV,
                          the general partner of SR IV, SRB V, the general
                          partner of SR V and SR V A, and SRB VII, the general
                          partner of SR VII and SR VII A, and may be deemed to
     OWNED BY             have shared power to vote these shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          3,976,756 shares, of which 2,273,598 are directly owned by SR IV, 655,595 are directly owned by SR V, 34,613 are directly owned by SR V A, 975,509 are directly owned by SR VII and 37,441 are directly owned by SR VII A. Bayless is a general partner of SRB IV, the general partner of SR IV, SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,976,756
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 10 2                  13G             Page 11 of 28 Pages
--------------------------------                    ----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen L. Domenik ("Domenik")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

                          1,703,158 shares, of which 655,595 are directly owned
                          by SR V, 34,613 are directly owned by SR V A, 975,509
                          are directly owned by SR VII and 37,441 are directly
                          owned by SR VII A. Domenik is a general partner of SRB
                          V, the general partner of SR V and SR V A, and SRB
                          VII, the general partner of SR VII and SR VII A, and
                          may be deemed to have shared power to vote these
     OWNED BY             shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,703,158 shares, of which 655,595 are directly owned
                          by SR V, 34,613 are directly owned by SR V A, 975,509
                          are directly owned by SR VII and 37,441 are directly
                          owned by SR VII A. Domenik is a general partner of SRB
                          V, the general partner of SR V and SR V A, and SRB
                          VII, the general partner of SR VII and SR VII A, and
                          may be deemed to have shared power to dispose of these
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,703,158
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      2.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 10 2                   13G             Page 12 of 28 Pages
--------------------------------                    ----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dow ("Dow")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            0 shares.

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          3,976,756 shares, of which 2,273,598 are directly
     OWNED BY             owned by SR IV, 655,595 are directly owned by SR V,
                          34,613 are directly owned by SR V A, 975,509 are
       EACH               directly owned by SR VII and 37,441 are directly owned
                          by SR VII A. Dow is a general partner of SRB IV, the
    REPORTING             general partner of SR IV, SRB V, the general partner
                          of SR V and SR V A, and SRB VII, the general partner
      PERSON              of SR VII and SR VII A, and may be deemed to have
                          shared power to vote these shares.
       WITH
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          3,976,756 shares, of which 2,273,598 are directly owned by SR IV, 655,595 are directly owned by SR V, 34,613 are directly owned by SR V A, 975,509 are directly owned by SR VII and 37,441 are directly owned by SR VII A. Dow is a general partner of SRB IV, the general partner of SR IV, SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,976,756
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

--------------------------------                    ----------------------------
  CUSIP NO. 14067D 102                   13G              Page 13 of 28 Pages
--------------------------------                    ----------------------------


------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John V. Jaggers ("Jaggers")
         Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

                          24,100 shares.
                   -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
     NUMBER OF            34,613 are directly owned by SR V A, 975,509 are
                          directly owned by SR VII and 37,441 are directly owned
      SHARES              by SR VII A. Jaggers is a general partner of SRB IV,
                          the general partner of SR IV, SRB V, the general
   BENEFICIALLY           partner of SR V and SR V A, and SRB VII, the general
                          partner of SR VII and SR VII A, and may be deemed to
     OWNED BY             have shared power to vote these shares.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          24,100 shares.
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
                          34,613 are directly owned by SR V A, 975,509 are
                          directly owned by SR VII and 37,441 are directly owned
                          by SR VII A. Jaggers is a general partner of SRB IV,
                          the general partner of SR IV, SRB V, the general
                          partner of SR V and SR V A, and SRB VII, the general
                          partner of SR VII and SR VII A, and may be deemed to
                          have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,000,856
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------                                ----------------------
CUSIP NO. 14067D 10 2                 13G                Page 14 of 28 Pages
------------------------                                ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jackie R. Kimzey ("Kimzey")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             1,012,950 shares, of which 975,509 are directly
                          owned by SR VII and 37,441 are directly owned by SR
       EACH               VII A. Kimzey is a general partner of SRB VII, the
                          general partner of SR VII and SR VII A, and may be
    REPORTING             deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH
                          0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,012,950 shares, of which 975,509 are directly
                          owned by SR VII and 37,441 are directly owned by SR
                          VII A. Kimzey is a general partner of SRB VII, the
                          general partner of SR VII and SR VII A, and may be
                          deemed to have shared power to dispose of these
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,012,950
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------                                ----------------------
CUSIP NO. 14067D 10 2                 13G                Page 15 of 28 Pages
------------------------                                ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles H. Phipps ("Phipps")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
       EACH               34,613 are directly owned by SR V A, 975,509 are
                          directly owned by SR VII and 37,441 are directly
    REPORTING             owned by SR VII A. Phipps is a general partner of
                          SRB IV, the general partner of SR IV, SRB V, the
      PERSON              general partner of SR V and SR V A, and SRB VII, the
                          general partner of SR VII and SR VII A, and may be
       WITH               deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.

                          0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          3,976,756 shares, of which 2,273,598 are directly owned by SR IV, 655,595 are directly owned by SR V, 34,613 are directly owned by SR V A, 975,509 are directly owned by SR VII and 37,441 are directly owned by SR VII A. Phipps is a general partner of SRB IV, the general partner of SR IV, SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,976,756
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------                                ----------------------
CUSIP NO. 14067D 10 2                 13G                Page 16 of 28 Pages
------------------------                                ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jennifer Gill Roberts ("Roberts")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.

                          0 shares.
                    ----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
                          34,613 are directly owned by SR V A, 975,509 are
     NUMBER OF            directly owned by SR VII and 37,441 are directly
                          owned by SR VII A. Roberts is a general partner of
       SHARES             SRB IV, the general partner of SR IV, SRB V, the
                          general partner of SR V and SR V A, and SRB VII, the
   BENEFICIALLY           general partner of SR VII and SR VII A, and may be
                          deemed to have shared power to vote these shares.
     OWNED BY      -----------------------------------------------------------

       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             0 shares.
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8.
       WITH               3,976,756 shares, of which 2,273,598 are directly
                          owned by SR IV, 655,595 are directly owned by SR V,
                          34,613 are directly owned by SR V A, 975,509 are
                          directly owned by SR VII and 37,441 are directly
                          owned by SR VII A. Roberts is a general partner of
                          SRB IV, the general partner of SR IV, SRB V, the
                          general partner of SR V and SR V A, and SRB VII, the
                          general partner of SR VII and SR VII A, and may be
                          deemed to have shared power to dispose of these
                          shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,076,756
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------                                ----------------------
CUSIP NO. 14067D 10 2                 13G                Page 17 of 28 Pages
------------------------                                ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David A. Shrigley ("Shrigley")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares.
       SHARES       ----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          1,012,950 shares, of which 975,509 are directly
     OWNED BY owned by SR VII and 37,441 are directly owned by SR VII A. Shrigley is a general partner of SRB VII, the
       EACH general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.
                          0 shares.
       WITH        -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          1,012,950 shares, of which 975,509 are directly owned by SR VII and 37,441 are directly owned by SR VII A. Shrigley is a general partner of SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,012,950
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            --------------

            Capstone Turbine Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            Capstone Turbine Corporation
            21211 Nordhoff Street
            Chatsworth, CA 91311

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Sevin Rosen Fund IV L.P., a Delaware limited partnership ("SR IV"); SRB Associates IV L.P., a Delaware limited partnership ("SRB IV"); Sevin Rosen Fund V L.P., a Delaware limited partnership ("SR V"); Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership ("SR V A"); SRB Associates V L.P., a Delaware limited partnership ("SRB V"); Sevin Rosen Fund VII L.P., a Delaware limited partnership ("SR VII"); Sevin Rosen VII Affiliates Fund L.P., a Delaware limited partnership ("SR VII A"); SRB Associates VII, L.P., a Delaware limited partnership ("SRB VII"); Jon W. Bayless ("Bayless"); Stephen L. Domenik ("Domenik"); Stephen
            M. Dow ("Dow"); John V. Jaggers ("Jaggers"); Jackie R. Kimzey ("Kimzey"); Charles H. Phipps ("Phipps"); Jennifer Gill Roberts ("Roberts"); and David A. Shrigley ("Shrigley"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            SRB IV, the general partner of SR IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR IV. Bayless, Dow, Jaggers, Phipps, and Roberts are general partners of SRB IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR IV.

            SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR V and SR V A. Bayless, Domenik, Dow, Jaggers, Phipps, and Roberts are general partners of SRB V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR V and SR V A.

            SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR VII and SR VII A. Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley are general partners of SRB VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR VII and SR VII A.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Sevin Rosen Funds
            Two Galleria Tower
            13455 Noel Rd.
            Suite 1670
            Dallas, Texas 75240

ITEM 2(C)   CITIZENSHIP
            -----------

            SRB IV, SR IV, SRB V, SR V, SR V A, SRB VII, SR VII and SR VII A are Delaware limited partnerships. Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley are United

            States citizens.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 14067D 10 2

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

            (a)  Amount beneficially owned:
                 -------------------------

                 See Row 9 of cover page for each Reporting Person.

            (b)  Percent of Class:
                 ----------------

                 See Row 11 of cover page for each Reporting Person.

            (c)  Number of shares as to which such person has:
                 --------------------------------------------

                       (i)    Sole power to vote or to direct the vote:
                              ----------------------------------------

                              See Row 5 of cover page for each Reporting Person.

                       (ii)   Shared power to vote or to direct the vote:
                              ------------------------------------------

                              See Row 6 of cover page for each Reporting Person.

                       (iii)  Sole power to dispose or to direct the disposition
                              --------------------------------------------------
                              of:
                              ---

                              See Row 7 of cover page for each Reporting Person.

                       (iv)   Shared power to dispose or to direct the
                              ----------------------------------------
                              disposition of:
                              ---------------

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of SRB IV, SR IV, SRB V, SR V, SR V A, SRB VII, SR VII and SR VII A, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or stockholder.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

           Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


SEVIN ROSEN FUND IV L.P.                 /s/ John V. Jaggers
                                         ------------------------------
By SRB ASSOCIATES IV L.P.,               Signature
Its General Partner
                                         John V. Jaggers
                                         General Partner


SRB ASSOCIATES IV L.P.                   /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         General Partner


SEVIN ROSEN FUND V L.P.                  /s/ John V. Jaggers
                                         ------------------------------
By SRB ASSOCIATES V L.P.,                Signature
Its General Partner
                                         John V. Jaggers
                                         General Partner


SEVIN ROSEN V AFFILIATES FUND L.P.       /s/ John V. Jaggers
                                         ------------------------------
By SRB ASSOCIATES V L.P.,                Signature
Its General Partner
                                         John V. Jaggers
                                         General Partner


SRB ASSOCIATES V L.P.                    /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         General Partner

SEVIN ROSEN FUND VII L.P.                /s/ John V. Jaggers
                                         ------------------------------
By SRB ASSOCIATES VII L.P.,              Signature
Its General Partner

                                         John V. Jaggers
                                         General Partner


SEVIN ROSEN VII AFFILIATES FUND L.P.     /s/ John V. Jaggers
                                         ------------------------------
By SRB ASSOCIATES VII L.P.,              Signature
Its General Partner

                                         John V. Jaggers
                                         General Partner


SRB ASSOCIATES VII L.P.                  /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         General Partner


JON W. BAYLESS                           /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact


STEPHEN M. DOW                           /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact


STEPHEN L. DOMENIK                       /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact

JOHN V. JAGGERS                          /s/ John V. Jaggers
                                         ------------------------------
                                         Signature


JACKIE R. KIMZEY                         /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact


CHARLES H. PHIPPS                        /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact


JENNIFER GILL ROBERTS                    /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact


DAVID A. SHRIGLEY                        /s/ John V. Jaggers
                                         ------------------------------
                                         Signature

                                         John V. Jaggers
                                         Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------
                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           --------------

Exhibit A:  Agreement of Joint Filing                                  25

Exhibit B: Reference to John Jaggers as Attorney-In-Fact               28